Exhibit 99.1 Media Release FOR IMMEDIATE RELEASE Peabody Terminates Planned Acquisition with Anglo American ST. LOUIS, August 19, 2025 – Peabody (NYSE: BTU) announced today that it has terminated purchase agreements with Anglo American Plc due to a material adverse change (MAC, as defined under the purchase agreements) relating to Anglo’s steelmaking coal assets. Peabody’s decision to terminate the transaction comes nearly five months after an ignition event occurred at Anglo’s Moranbah North Mine. The exact cause of the event remains unknown, with no definitive timeline to resuming sustainable longwall production. “The two companies did not reach a revised agreement to cure the MAC that compensated Peabody for the material and long-term impacts of the MAC on the most significant mine in the planned acquisition,” said Peabody President and Chief Executive Officer Jim Grech. “Peabody has chosen to terminate the transaction and will continue to execute our plans to create substantial value from our diversified global asset portfolio.” Prior to the March 31 event, the acquisition had been scheduled to close in April 2025. Anglo estimates $45 million per month of holding costs at Moranbah North. The mine was previously targeted to produce 5.3 million tons of saleable production in 2025, yet there is no timetable for the resumption of longwall production at forecasted volumes and costs. Peabody has also terminated the agreement for the related sale of the Dawson Mine to PT Bukit Makmur Mandiri Utama. “Peabody’s portfolio is very well positioned, with growing exposure to seaborne metallurgical coal highlighted by our new 25-year premium hard coking coal Centurion Mine, a low-cost seaborne thermal coal platform, and a leading U.S. thermal coal position capitalizing on rising power generation demand,” said Mr. Grech. “Moving forward, we intend to execute a four- pronged strategy for value creation.” Major pillars of that strategy include: • Managing safe, productive, environmentally responsible operations • Returning 65-100% of Available Free Cash Flow to shareholders primarily via share buybacks • Leveraging Peabody’s extensive asset portfolio to deliver organic growth • Maintaining a resilient balance sheet and exercising strong capital discipline Peabody is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com. CONTACT: Vic Svec / Kala Finklang ir@peabodyenergy.com